Exhibit 99.1

ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 11

INSURED		BOND NUMBER
JNL Series Trust		05680125B
EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

April 28, 2025	January 1, 2025 to January 1, 2026	/S/ Swenitha Nali

In consideration of the premium charged for this Bond, and notwithstanding Item 1 of the Declarations, Name of Insured, or any other Rider to this Bond, it is hereby understood and agreed that the following shall not be Insureds under this Bond:

o	JNL/Baillie Gifford International Growth Fund
o	JNL/Harris Oakmark Global Equity Fund
o	JNL/Western Asset Global Multi-Sector Bond Fund, each a series fund of:
JNL Series Trust

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond
RN0002.0-00 (01/02)
.